Consent of Independent Registered Public Accounting Firm

Acadia Realty Trust
White Plains, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-157886, 333-31630, 333-139950, 333-114785, 333-126712, 333-180607, 333-104727, and 333-195665) and Form S-8 (Nos. 333-95966, 333-106758, 333-87993, and 333-184117) of Acadia Realty Trust of our reports dated February 20, 2015, relating to the consolidated financial statements and financial statement schedule and the effectiveness of Acadia Realty Trust’s internal controls over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP
New York, NY

February 20, 2015